                                  FORM 10Q

                       SOFTECH, INC. AND SUBSIDIARIES

                               EXHIBIT 10(ii)


      AGREEMENT AND AMENDMENT NUMBER 1 TO THE ASSET PURCHASE AGREEMENT

      Agreement and Amendment Number 1 dated September 20, 1995 to the Asset Purchase Agreement ("Agreement") entered into as of January 5, 1995 by and among Information Decisions, Incorporated, a Michigan corporation ("Buyer"), SofTech, Inc., a Massachusetts corporation and indirect parent of the Buyer ("SofTech"), Micro Control, Inc., a Pennsylvania corporation ("Seller") and each of the stockholders of Seller as listed in Exhibit 1 to the Agreement (individually, a "Stockholder" and collectively, the "Stockholders").

                                 WITNESSETH

      WHEREAS, under the Agreement the Seller and the Stockholders may have the right to receive certain contingent payments if profit goals specified in the Agreement are attained; and

      WHEREAS, the periods during which the profit goals specified in the Agreement are to be attained in order for such contingent payments to be payable have not yet been completed (and have not yet begun for certain such periods); and

      WHEREAS, the parties wish to avoid the uncertainty of whether such contingent payments will be payable and to amend the Agreement to delete such contingent payments in exchange for the payment of the sums certain and other amounts described herein.

      NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

      1.) In consideration of the agreements contained herein by each party, the parties agree to amend the Agreement by deleting Section 1.4 of the Agreement in its entirety in order to evidence the agreement of the Seller and the Stockholders to waive their right to receive Contingent Payments (as defined in the Agreement) representing Contingent Purchase Price (as also defined in the Agreement) including without limitation Contingent Payment Number 4 described in Section 1.4 (d) of the Agreement that did not require attainment of any specified profit goal, in exchange for the payments to be made by Buyer and SofTech described herein.

      2.) In consideration of the amendment of the Agreement described above and the waiver by the Seller and the Stockholders of their right to receive Contingent Payments, Buyer and SofTech agree to make a cash payment totaling $426,497 concurrently with the signing of this Amendment No. 1 representing the following amounts:

      (a)  a cash payment of $281,497;

      (b) an advance of $70,000 recoverable only against commissions that may be due Seller from the sale of the CAD business as detailed below; and

      (c) a cash payment of $75,000 for the termination of the last two years of the building lease at the Pennsylvania facility located at 301 Oxford Valley Road, Building 1000, Yardley, PA 19067. The building lease is hereby amended to terminate on November 4, 2000 rather than November 4, 2002.

      3.) In consideration of the amendment of the Agreement described above and the waiver by the Seller and the Stockholders of their right to receive Contingent Payments, the Buyer and SofTech further agree to pay to the Seller a commission payable upon the close of the sale of the CAD business as follows:

              Sale Price                        Commission
              ----------                        ----------
     Less than $5 million                        $ 60,000
     Between $5.0 and $5.5 million                150,000
     Between $5.5 and $6.0 million           3% of Sale Price
     Between $6.0 and $7.0 million           4% of Sale Price
     Between $7.0 and $8.0 million           5% of Sale Price
     Between $8.0 and $9.0 million           8% of Sale Price
     Between $9.0 and $10 million           10% of Sale Price
     Greater than $10 million               12% of Sale Price

      (a) The sale price of the CAD business of the Buyer (the "Sale Price") above assumes the tangible net book value of the assets ("Tangible Book Value") of the CAD business sold or otherwise disposed of is equal to $2.0 million. Tangible Book Value is defined as the net book value of the assets less the liabilities and the goodwill related to the CAD Division. The Sale Price will be adjusted up or down for the purpose of calculating this commission if the tangible net book value of the assets actually sold is different than $2.0 million. For example, if the tangible net book value of assets sold are equal to $2.5 million and the proceeds from the sale are $6.0 million the Sale Price for the purpose of paying this commission would equal $5.5 million and the commission earned would be $150,000. Conversely, if the tangible net book value of the assets sold are equal to $1.5 million and the proceeds from the sale are $6.0 million the Sale Price for the purpose of paying this commission would equal $6.5 million and the commission earned would be $260,000.

      (b) The foregoing commission shall be payable whether the eventual purchaser is identified by Barry Bennett or another party, so long as Mr. Bennett is employed by the Buyer and he carries out all duties reasonably requested of him during the sale process, including without limitation assisting in the identification of potential purchasers, preparation of materials relating to the proposed transaction, negotiation of agreements related to the transaction, etc.; provided however that Seller and Stockholders acknowledge and agree that SofTech and the Buyer retain full and complete control of the process pursuant to which potential purchasers may participate in the process relating to a potential transaction, and may determine whether to proceed with any particular transaction and on what terms, and whether to accept or reject any proposal, to proceed with any transaction or to stop in its entirety the sale process, in each case in their sole and absolute discretion.

      (c) If, upon the termination of Barry Bennett's employ from the Seller, the Buyer has not accepted an offer with respect to the sale of the CAD Division, Mr. Bennett will furnish the Buyer with a list of prospective purchasers whom Mr. Bennett has contacted relating to the sale and purchase of the CAD Division. If a transaction occurs involving any party on such list within one year of the termination of Mr. Bennett's employ from the Seller, and provided that Mr. Bennett would have qualified to earn such fee prior to the expiration of this Amendment, Mr. Bennett shall be deemed to have earned a fee as set forth in item 3 above, and such fee shall be payable from the first funds available from the transaction.

      (d) SofTech agrees to indemnify Mr. Bennett and hold him harmless against any and all losses, claims, costs, damages or liabilities to which Mr. Bennett shall become subject arising in any manner out of or in connection with the rendering of his services in seeking a purchaser for the CAD Division, except for such losses, claims, damages or liabilities that may result from or may be attributable to the negligence or misconduct of Mr. Bennett.

      (e) Barry Bennett may utilize the services of outside advisors to assist in this transaction with the written consent of SofTech. The arrangement for contracting for such services shall be in writing and all costs associated with such activities are the responsibility of Barry Bennett. The services of SofTech's advisor, Covington Associates, will be available to assist as required. The costs associated with the services of Covington Associates are the responsibility of SofTech.

      4. Barry Bennett's base salary shall remain unchanged at $150,000 per annum. Notwithstanding the Amendment of the Agreement set forth above, Mr. Bennett will be paid a bonus of $100,000 if the First Micro Control Goal, as defined in Section 1.4 (g) of the Agreement, is attained. If the sale of the CAD Division occurs prior to February 28, 1996, the end of the First Measurement Period, as defined in Section 1.4 (g), a pro rata portion of the bonus will be paid if the Micro Control Division has met or exceeded the pro rata First Micro Control Goal during that shortened period. For example, assuming the First Micro Control Goal is $700,000 for the First Measurement Period which is a thirteen month period ending February 28, 1996. If the CAD Division is sold on December 31, 1995, eleven months into the First Measurement Period, the pro rata goal would be $592,308 ( $700,000 times 84.6154%). Assuming that pro rata goal was attained as of the sale date a bonus of $84,615 would be earned.

      5. SofTech and Barry Bennett agree that the fair market value of the 1967 Corvette that was an Excluded Asset in the Agreement but for which the Company retained a financial interest as detailed in the Letter Agreement dated January 5, 1995, is $45,000. Barry Bennett agrees to execute a 24 month promissory note bearing no interest as part of this Amendment. If not already due, the unpaid portion of the note shall become due and shall be offset against commissions earned as a result of the sale of the CAD Division.

      6. As an important part of this Agreement, Barry Bennett shall cause the Bennett Family Trust to extend an option to SofTech and its successors to buy out the period from November 5, 1998 to November 4, 2000 under that certain lease from the Bennett Family Trust to Micro Control, Inc. dated November 5, 1992 and in exchange for $75,000. Mr. Bennett shall cause the Bennett Family Trust to execute and deliver to SofTech a written acknowledgment of such buyout option and of the lease termination date amendment described above, in form and substance acceptable to SofTech. Said option to be valid for twelve (12) months from the date of this Agreement.

      7. Stockholders hereby indemnify SofTech against any liabilities, claims, and/or damages as related to incentive compensation plans made between Barry Bennett and certain employees of the Buyer's Micro Control location for attainment of the First and Second Micro Control Goals as defined in Section 1.4 ( g) of the Agreement. Barry Bennett acknowledges that SofTech was not a party to such arrangements, did not approve of such arrangements, and that such arrangements were established solely for the benefit of the Stockholders.

      8. (a) Barry Bennett and SofTech agree to change the day-to-day responsibilities of Barry Bennett in order to focus his time, energy and talents at maximizing the Sale Price for the CAD Division. This effort will be the first priority for Barry Bennett subsequent to the execution of this Agreement. Barry Bennett agrees to communicate regularly with SofTech management as to progress. A written status report will be prepared two times per month and will be due in Waltham on the 15th and last day of each month until the sale of the CAD Division is complete.

      (b) In addition, Barry Bennett will retain primary responsibility for the day-to-day operations of the CAD office in Yardley, PA. Day-to-day responsibility for all CAD offices other than the Yardley location will be the responsibility of Mark Sweetland. Barry Bennett will be available, as requested, to assist Mark Sweetland in managing these other offices so long as those requests are reasonable in terms of time required and such requests do not substantially detract from Barry Bennett's efforts to maximize the Sale Price for the CAD Division.

      IN WITNESS WHEREOF the parties hereto have executed or caused this Agreement and Amendment to be executed by their duly authorized representatives as of the date set forth below.

                                       SOFTECH, INC.


                                       By: __________________________
                                           Joseph P. Mullaney
                                           Chief Financial Officer


                                       INFORMATION DECISIONS, INC.


                                       By: __________________________
                                           Mark R. Sweetland
                                           President

                                       MICRO CONTROL, INC.


                                       By: __________________________
                                           Barry M. Bennett
                                           President


                                       STOCKHOLDERS


                                       By: _________________________
                                           Barry M. Bennett


                                       By: ________________________
                                           Elizabeth Ann Bennett